Exhibit 5.2

Execution Copy

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GENESIS ENERGY, LLC

a Delaware limited liability company

December 28, 2010

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GENESIS ENERGY, LLC
a Delaware limited liability company

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION		2
1.1	Definitions	2
1.2	Construction	2

ARTICLE 2 ORGANIZATION		3
2.1	Formation and Continuation of the Company	3
2.2	Name	3
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	3
2.4	Purposes	3
2.5	Term	3
2.6	No State Law Partnership	3
2.7	Title to Company Assets	3

ARTICLE 3 MEMBERSHIP INTERESTS; MEMBERS		4
3.1	Members	4
3.2	Admission of Additional Members and Substituted Members and Creation of Additional Membership Interests	4
3.3	No Liability of Members	4

ARTICLE 4 CAPITAL CONTRIBUTIONS		5
4.1	Capital Contributions	5
4.2	Return of Contributions	5
4.3	Advances by Members	5

ARTICLE 5 DISTRIBUTIONS		5
5.1	Distributions	5

ARTICLE 6 DISPOSITION OF Membership interests		6
6.1	Restrictions On Dispositions	6
6.2	Citizenship of Members	6

ARTICLE 7 MANAGEMENT		6
7.1	Management Under Direction of the Board	6
7.2	Board of Directors	8
7.3	Officers	11
7.4	Members	15
7.5	No Fiduciary Duties	15
7.6	Amendment, Modification or Repeal	16

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ARTICLE 8 OLD PRE-EFFECTIVE TIME LIMITATION OF LIABILITY AND INDEMNIFICATION		16
8.1	Exculpation	16
8.2	Right to Indemnification	17
8.3	Limitations	18
8.4	Advance Payment	18
8.5	Pre-Effective Time Indemnification of Officers, Employees and Agents	18
8.6	Appearance as a Witness	18
8.7	Nonexclusivity of Rights	19
8.8	Insurance	19
8.9	Member Notification	19
8.10	Savings Clause	19

ARTICLE 9 OLD POST-EFFECTIVE TIME LIMITATION OF LIABILITY AND INDEMNIFICATION		19
9.1	Limitation of Liability and Indemnification of the Covered Persons	19
9.2	Indemnification of the Management Covered Persons	23
9.3	Advance of Expenses	23
9.4	Procedure for Indemnification	24
9.5	Contract Right; Non-Exclusivity; Survival	24
9.6	Insurance	24
9.7	Interpretation; Severability	25

ARTICLE 10 CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS		25
10.1	Financial Reports and Access to Information	25
10.2	Maintenance of Books	25
10.3	Accounts	26

ARTICLE 11 TAXES		26
11.1	Tax Returns	26
11.2	Tax Partnership	26

ARTICLE 12 DISSOLUTION, WINDING-UP AND TERMINATION		26
12.1	Dissolution	26
12.2	Winding-Up and Termination	26
12.3	Certificate of Cancellation	27

ARTICLE 13 GENERAL PROVISIONS		27
13.1	Offset	27
13.2	Notices	28
13.3	Entire Agreement; Supersedure	28
13.4	Effect of Waiver or Consent	28
13.5	Amendment or Restatement	28
13.6	Binding Effect	28
13.7	Governing Law; Severability; Limitation of Liability	29
13.8	Further Assurances	30
13.9	Counterparts	30

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GENESIS ENERGY, LLC
a Delaware limited liability company

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF GENESIS ENERGY, LLC, a Delaware limited liability company (the “Company”), dated as of December 28, 2010 (the “Effective Date”), and effective as of the Effective Time, is adopted, executed and agreed to, for good and valuable consideration, by Genesis Energy, L.P., a Delaware limited partnership (“Genesis”), as the sole Member.

RECITALS

WHEREAS, the Company was formed as a Delaware limited liability company under the Act upon the conversion of Genesis Energy, Inc., a Delaware corporation, into a Delaware limited liability company (the “Conversion”), effective on December 29, 2008.  In connection with the Conversion, the Company and Denbury Gathering & Marketing, Inc. (“DGM”) entered into that certain Limited Liability Company Agreement of the Company, effective as of December 29, 2008, which was subsequently amended by that certain First Amendment to Limited Liability Company Agreement of the Company, dated December 31, 2008 (as amended, the “Original LLC Agreement”);

WHEREAS, pursuant to that certain Purchase Agreement, dated as of December 17, 2009, as amended by that certain First Amendment to Purchase Agreement, dated as of February 5, 2010, by and among Denbury Resources, Inc., DGM, and Q Genesis Acquisition, LLC, a Delaware limited liability company (“QGA”), QGA purchased all of the outstanding Class A Ownership Interests of the Company (this and other capitalized references to ownership interests used but not defined in the recitals have the respective meanings assigned to such terms in the organizational documents of the applicable entity in effect at the applicable time), QGA was admitted as a member of the Company and DGM ceased to be a member of the Company (the “Acquisition”);

WHEREAS, in connection with the Acquisition, certain of the Class B Ownership Interests of the Company were redeemed by the Company for cash;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 5, 2010, between QGA and the Company, QGA was merged with and into the Company (the “QGA Merger”), with the separate existence of QGA ceasing, and the Company continued as the surviving entity under the laws of the State of Delaware (the “Surviving Entity”);

WHEREAS, pursuant to the QGA Merger, (i) all Class A Units of QGA outstanding immediately prior to the QGA Merger were converted into Series A Units of the Surviving Entity, (ii) all Class B Ownership Interests of the Company outstanding immediately prior to the Merger were converted into Series A Units of the Surviving Entity, (iii) all Class A Ownership Interests of the Company outstanding immediately prior to the QGA Merger were cancelled for no consideration, and (iv) the members of QGA became members of the Company;

WHEREAS, in connection with the Acquisition and QGA Merger, an amendment and restatement to the Original LLC Agreement was entered into on February 5, 2010, which was subsequently amended by that certain Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 11, 2010, and that certain Amendment No. 2 to Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 29, 2010 (as amended, the “First Amended and Restated LLC Agreement”);

WHEREAS, on the date hereof, in connection with the consummation of the matters contemplated by that certain Agreement and Plan of Merger, dated as of December 28, 2010, by and among Genesis, the Company, and Genesis Acquisition, LLC (“MergerCo”), a Delaware limited liability company and a wholly-owned subsidiary of Genesis (the “Merger Agreement”), MergerCo will, subject to the terms and conditions set forth therein, merge with and into the Company, with the Company being the surviving entity (the “Merger”), such that following the Merger, Genesis will be the sole member of the Company and the Company will be the sole general partner of Genesis; and

WHEREAS, in connection with the Merger, Genesis now desires to execute this Second Amended and Restated Limited Liability Company Agreement (this “Agreement”), thereby amending and restating the First Amended and Restated LLC Agreement in its entirety.

NOW, THEREFORE, for good and valuable consideration, the parties to this Agreement hereby amend and restate the First Amended and Restated LLC Agreement as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1           Definitions.  Capitalized terms used in this Agreement (including the Exhibits and Schedules hereto) but not defined in the body hereof are defined in Exhibit A.

1.2           Construction.  Unless the context requires otherwise:  (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; (e) all references to “shall” mean “will;” and (f) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein.

ARTICLE 2
ORGANIZATION

2.1           Formation and Continuation of the Company.  The Company is a limited liability company organized under the Act.  The Company became a limited liability company upon the Conversion which was effective on December 29, 2008.  Effective upon the execution of this Agreement, the First Amended and Restated LLC Agreement shall be amended and restated by this Agreement, and the rights, duties and liabilities of Genesis shall be as provided in this Agreement.  Genesis hereby agrees to continue the Company as a limited liability company under this Agreement and pursuant to the Act without dissolution.

2.2           Name.  The name of the Company is “GENESIS ENERGY, LLC” and all Company business must be conducted in that name or such other name or names that comply with Law and as the Board may select.

2.3           Registered Office; Registered Agent; Principal Office; Other Offices.  The Company’s registered agent is Corporation Trust Company, or such other Person or Persons as the Board may designate in the manner provided by Law.  The office of the registered agent is at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19501, or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law.  The principal office of the Company shall be 919 Milam, Suite 2100, Houston, Texas or at such other place or places as the Board may designate.  The Company may have such other offices as the Board may designate.

2.4           Purposes.  The Company’s purposes are (i) for so long as it is the general partner of Genesis, to act as a general partner or managing member, as the case may be, of Genesis and, if applicable, Genesis Crude Oil, L.P., and any other partnership or limited liability company of which Genesis or Genesis Crude Oil, L.P. is, directly or indirectly, a partner or member, and (ii) to undertake activities that are ancillary to the above (including being a limited partner or member in any such other partnership or limited liability company), and in connection therewith to engage in any lawful act, activity and/or business for which limited liability companies may be organized under the Act.

2.5           Term.  The Company was formed as a result of the Conversion.  Pursuant to the Act, the Company commenced its existence on September 4, 1996, which is the date that Genesis Energy, LLC, the Company’s original predecessor entity, commenced its existence.  The Company shall have perpetual existence, unless and until it is dissolved and terminated in accordance with ARTICLE 12.

2.6           No State Law Partnership.  The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

2.7           Title to Company Assets.  Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity.  Title to any or all of the Company assets may be held in the name of the Company or one or more of its Affiliates or one or more nominees, as the Board may determine.  All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE 3
MEMBERSHIP INTERESTS; MEMBERS

3.1           Members.  The Person listed on Schedule I, as of the Effective Time, is hereby admitted to the Company as a Member and owns a Membership Interest in the Company as reflected in such Schedule I.  The Officers shall amend and revise Schedule I from time to time to properly reflect any changes to the information set forth therein, including to reflect the admission or withdrawal of Members.  Any amendment or revision to Schedule I or to the Company’s records to reflect information regarding Members shall not be deemed to be an amendment to this Agreement.  The rights and obligations of the Members shall be as provided in the Act, except as may be expressly provided in this Agreement.

3.2           Admission of Additional Members and Substituted Members and Creation of Additional Membership Interests.  Subject to the limitations set forth in this ARTICLE 3 and in ARTICLE 6, the Company may admit Additional Members and Substituted Members to the Company and/or create and issue such additional classes or series of Membership Interests (or securities convertible into or exercisable or exchangeable for a Membership Interest), having such designations, preferences and relative, participating or other special rights, powers and duties as the Board shall determine, including:  (i) the right of any such series or type of Membership Interests to share in the Company’s distributions; (ii) the rights of any such series or type of Membership Interests upon dissolution or liquidation of the Company; and (iii) the right of any such series or type of Membership Interests to vote on matters relating to the Company and this Agreement.  Upon the issuance pursuant to and in accordance with this ARTICLE 3 of any series or type of Membership Interests, the Board may, subject to Section 13.5, amend any provision of this Agreement, and authorize any Person to execute, acknowledge, deliver, file and record, if required, such documents, to the extent necessary or desirable to reflect the admission of any additional Member to the Company or the authorization and issuance of such series or type of Membership Interests (or securities convertible into or exercisable or exchangeable for a Membership Interest), and the related rights and preferences thereof.

3.3           No Liability of Members.  Except as otherwise provided under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member shall be liable personally (a) for any debts, liabilities, contracts or any other obligations of the Company, except to the extent and under the circumstances set forth in the Act, or (b) for any debts, liabilities, contracts or other obligations of any other Member.  Except as otherwise provided in the Act, this Agreement or in any separate written instrument signed by the applicable Member, no Member shall be obligated personally for any debt, obligation or liability of the Company or of any other Member solely by reason of being a Member.  No Member shall have any responsibility to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by the Act.  The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of Section 18-502(b) of the Act.  However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

ARTICLE 4
CAPITAL CONTRIBUTIONS

4.1           Capital Contributions.  Genesis shall not be obligated to make any Capital Contributions except as provided in this ARTICLE 4.

4.2           Return of Contributions.  A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions.  An unrepaid Capital Contribution is not a liability of the Company or of any Member.  A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.3           Advances by Members.  If the Company does not have sufficient cash to pay its obligations, then with the approval of the Board, any or all of the Members may (but will have no obligation to) advance all or part of the needed funds to or on behalf of the Company, which advances (a) will constitute a loan from such Member to the Company, (b) will bear commercially reasonable interest and be subject to such other commercially reasonable terms and conditions as agreed between such Member and the Company and (c) will not be deemed to be a Capital Contribution by such Member to the Company.

ARTICLE 5
DISTRIBUTIONS

5.1           Distributions.

(a)            Each distribution made by the Company, regardless of the source or character of the assets to be distributed, shall be made in accordance with this ARTICLE 5 and applicable Law.

(b)            An amount equal to 100% of Available Cash with respect to each fiscal quarter of the Company shall be distributed to the Members in accordance with this Section 5.1 within sixty (60) days after the end of each such quarter.

(c)            The Company is authorized to withhold from distributions, or with respect to allocations, to the holders of Membership Interests and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any applicable Law.  For all purposes under this Agreement, any amount so withheld shall be treated as actually distributed to the holder with respect to which such amount was withheld.

ARTICLE 6
DISPOSITION OF MEMBERSHIP INTERESTS

6.1           Restrictions On Dispositions.

(a)            Disposition of Membership Interests otherwise permitted or required by this Agreement may only be made in compliance with federal and state securities laws, including the Securities Act and the rules and regulations thereunder, and the Act.

(b)            Dispositions of Membership Interests may only be made in strict compliance with this ARTICLE 6 and any purported Disposition of Membership Interests that does not so comply with this ARTICLE 6 shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Disposition and shall not effect any such purported Disposition on the transfer books of the Company.  The Members agree that the restrictions contained in this ARTICLE 6 are fair and reasonable and in the best interests of the Company and the Members.

(c)            Notwithstanding anything contained herein, no Disposition of any Membership Interests may be made by any transferee to any Person, if in the reasonable determination of the Board, such Disposition would result in either (x) more than a minority of all outstanding Membership Interests being held (of record or beneficially) or (y) more than 25% of all outstanding Membership Interests being held of record, in the case of both (x) and (y), by Persons who are not United States citizens within the meaning of the Jones Act, if at the time of such proposed Disposition the Company, or any of its Subsidiaries, are then engaged in the operation of vessels in the United States within the meaning of the Jones Act.

6.2           Citizenship of Members.  No less than thirty (30) days prior to any Member or transferee who on the date hereof is a United States citizen, within the meaning of the Jones Act, becoming a non-United States citizen, either voluntarily or otherwise, such Person must provide written notice to the Company of such proposed change in citizenship.  If in the determination of the Board such Member’s change in citizenship would be detrimental to the Company, its Subsidiaries or Affiliates, the Company may redeem the Membership Interests or a portion thereof held by such Member or transferee at fair market value as determined by the Board in its reasonable judgment in such amounts as would no longer cause a violation of the Jones Act.

ARTICLE 7
MANAGEMENT

7.1           Management Under Direction of the Board.

(a)            General Scope.  The business and affairs of the Company shall be managed and controlled by a board of managers (the “Board,” and each member of the Board, a “Director”), and, subject to the terms and conditions of this Agreement, the Board shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein.  Notwithstanding the foregoing, no Director in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to all of the Directors acting pursuant to Section 7.2 through the Board and to such agents of the Company as designated by the Board.  Neither the Directors nor the officers of the Company have authority to take any action in contravention of the Genesis Agreement.

(b)            Specific Powers; Delegation.

(i)             The Directors are authorized on the Company’s behalf, and in all cases subject to the restrictions imposed on the Company as the general partner of Genesis by the Genesis Agreement, to make all decisions as to the acquisition, financing, maintenance, holding and disposition of the Company’s assets (the “Company Property”), and in connection therewith are authorized on the Company’s behalf, and subject to the terms of this Agreement, to make all decisions as to (A) the development, sale, lease or other disposition of the Company Property; (B) the purchase or other acquisition of other assets of all kinds; (C) the management of all or any part of the Company Property and the  business of the Company; (D) the borrowing of money and the granting of security interests in the Company Property (including loans from Members); (E) the prepayment, refinancing or extension of any security interest affecting the Company Property; (F) the compromise or release of any of the Company’s claims or debts; (G) the employment of persons, firms or corporations for the operation and management of the Company’s business; and (H) determination of the amount of Available Cash and the amount and timing of distributions to Members.

(ii)            The Directors are authorized on the Company’s behalf in its capacity as the general partner of Genesis, to make all decisions regarding the conduct, direction and management of all activities of Genesis, and regarding the exercise of all management powers over the business and affairs of Genesis, in accordance with the terms of the Genesis Agreement.  In this regard, the Directors are authorized on the Company’s behalf, in its capacity as general partner of Genesis, and subject to any restrictions contained in the Genesis Agreement, to make all decisions regarding exercise of the powers now or hereafter granted a general partner of a limited partnership under applicable Law or that are granted to the general partner of Genesis under the various provision of the Genesis Agreement, and to make all decisions related to the exercise of full power and authority to do all things, on such terms as the Directors in their sole discretion deem necessary or appropriate, to conduct the business of Genesis, including decisions related to (A) exercise of all powers set forth in Section 2.5 of the Genesis Agreement, (B) effectuating the purposes set forth in Section 2.4 of the Genesis Agreement and (C) the matters specifically listed in Section 7.2 of the Genesis Agreement.

(iii)           The Directors may delegate to the officers of the Company the authority to conduct the day to day business and operations of the Company and Genesis, including the authority, on behalf of the Company acting both in its own capacity and in the capacity of the general partner of Genesis, to execute and deliver (A) all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company Property and the assets of Genesis (“Genesis Property”); (B) all checks, drafts and other orders for the payment of the Company’s funds and Genesis’ funds; (C) all promissory notes, mortgages, deeds of trust, security agreements and other similar documents; (D) all articles, certificates and reports pertaining to the Company’s or Genesis’ organization, qualification and dissolution; (E) all tax returns and reports; (F) all documents necessary to acquire Company Property and Genesis Property; and (G) all other instruments of any kind or character relating to the conduct of the Company’s or Genesis’ day to day business and operations.

(iv)           Notwithstanding any other provision of this Agreement to the contrary, this ARTICLE 7 and Section 13.4(b) of the Genesis Agreement (or Section 13.11 of the Genesis Agreement to the extent related thereto) shall, in all instances, be subject to the provisions of the Unitholder Rights Agreement.

7.2           Board of Directors.

(a)            Qualifications.  A Director need not be a Member.  At least a majority of the Directors must be United States citizens within the meaning of the Jones Act.  No more than a minority of the Board members necessary to constitute a quota may be elected, appointed or otherwise designated by Members who are not U.S. citizens within the meaning of the Jones Act.  A Director need not be a Member or a Limited Partner.  The members of the Board shall be “Managers” within the meaning of the Act.

(b)            Adoption of Section 13.4(b) of the Genesis Agreement.

(i)             Subject to Section 11.3 of the Genesis Agreement, Genesis and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.4(b) of the Genesis Agreement (and Section 13.11 of the Genesis Agreement to the extent related thereto) as if such section were set forth in full herein and hereby delegate to the holders of Common Units – Class B the right to elect (and to the extent applicable, nominate) the Directors in accordance with Section 13.4(b) of the Genesis Agreement (together with all related rights set forth therein).  Such delegation shall not cause Genesis to cease to be a member of the Company and shall not constitute a delegation of any other rights, powers, privileges or duties of Genesis with respect to the Company.  At such time as all Common Units – Class B have converted to Common Units – Class A (as defined in the Genesis Agreement), the Directors shall be appointed, replaced and removed (subject to the Unitholder Rights Agreement) by Genesis, as the sole Member, unless otherwise provided at the time of conversion or anytime thereafter.

(ii)            The holders of Common Units – Class B shall not, as a result of exercising the rights granted under Section 13.4(b) of the Genesis Agreement (and Section 13.11 of the Genesis Agreement to the extent related thereto), be deemed to be Members or holders of Membership Interests as such terms are defined in this Agreement or to be “members,” “managers” or holders of “limited liability company interests” as such terms are defined in the Act.  The exercise by a holder of Common Units – Class B of the right to elect Directors and any other rights afforded to such Limited Partner hereunder and under Section 13.4(b) of the Genesis Agreement (and Section 13.11 of the Genesis Agreement to the extent related thereto) shall be in such Limited Partner’s capacity as a limited partner of Genesis, and no Limited Partner shall be liable for any debts, obligations or liabilities of the Company by reason of the foregoing.

(iii)           Subject to Section 11.3 of the Genesis Agreement, the Members, the Directors and the Company shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of Section 13.4(b) of the Genesis Agreement (and Section 13.11 of the Genesis Agreement to the extent related thereto) as adopted in this Section 8.2(b).

(c)            Number of Directors. Subject to the Unitholders Rights Agreement, the number of Directors on the Board of Directors shall be 11, unless otherwise fixed from time to time pursuant to a resolution adopted by a majority of the Directors then in office.  Each person serving as a Director immediately prior to the effectiveness of this Agreement shall continue as a Director.

(d)            Chairman of the Board.  The Chairman of the Board of Directors, which will be a position held as a Director and will not be deemed an officer of the Company will, subject to Section 11.3 of the Genesis Agreement, be appointed pursuant to Section 13.4(b) of the Genesis Agreement and selected by the Directors so appointed unless designated by the majority holders of the Common Units – Class B.  The Chairman of the Board will preside at all meetings of the Members or of the Directors at which he may be present, and will have such other duties, powers and authority as may be prescribed by this Agreement, or by resolutions adopted by the Directors and which he accepts.  The Chairman of the Board must be a United States citizen within the meaning of the Jones Act.

(e)            Time Devoted to Business.  The Directors shall devote only the amount of time to the Company’s activities as is reasonably necessary to discharge the Directors’ responsibilities.

(f)            Removal.  A Director may be removed with or without cause as, subject to Section 11.3 of the Genesis Agreement, provided in the Genesis Agreement.

(g)            Resignations.  A Director may resign at any time.  Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Company.  The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

(h)            Vacancies.  In the event that a vacancy is created on the Board by the death, disability, retirement, resignation or removal of any Director, such vacancy shall be filled as provided in the Genesis Agreement, subject to Section 11.3 of the Genesis Agreement.

(i)             Quorum; Required Vote for Board Action.  Unless otherwise required or permitted by this Agreement, a majority of Directors, either present (in person or by teleconference) or represented by proxy, shall constitute a quorum for the transaction of business at a meeting of the Board, and actions by the Board shall require the vote or consent of a majority of Directors present at the meeting at which a quorum is present.  Each Director shall have one vote.

(j)             Place of Meetings; Order of Business.  The Board may hold its meetings and may have an office and keep the books of the Company, except as otherwise provided by Law, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution.  At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by the by resolution of the Board.

(k)            Regular Meetings.  The Board shall hold regular meetings of the Board at least four (4) times each calendar year, at such times and places as shall be designated from time to time by resolution of the Board.  Notice of such regular meetings shall not be required.

(l)             Special Meetings.  Special meetings of the Board may be called by the Chairman of the Board, the Chief Executive Officer or any two (2) Directors, on at least forty-eight (48) hours personal, written, telegraphic, cable, wireless or electronic notice to each Director, which notice must include appropriate dial-in information to permit each Director to participate in such meeting by means of telephone conference.  Such notice need not state the purpose or purposes of, or business to be transacted at, such meeting, except as may otherwise be required by Law.

(m)           Compensation.  The Directors not employed by the Company may receive compensation for serving on the Board as approved by the Board.  All of the Directors shall be entitled to reimbursement for reasonable out-of-pocket expenses in attending meetings of the Board.

(n)            Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Directors having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Directors entitled to vote thereon were present and voted.  The Board shall deliver a copy of the written consent to all of the Directors prior to such action being taken.  Prompt notice of the taking of the action without a meeting by less than a unanimous written consent shall be given by the Company to those Directors who have not consented in writing, and the writing or writings shall be filed with the minutes of proceedings of the Board.

(o)            Telephonic Conference Meeting.  Subject to the requirement for notice of meetings, members of the Board shall have a right to participate in any meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(p)            Waiver of Notice Through Attendance.  Attendance of a Director at any meeting of the Board (including by telephone) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Directors at such meeting of such purpose.

(q)            Reliance on Books, Reports and Records.  Each Director shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account, opinions reports or statements made to the Company by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board or any other Person pertaining to matters the Directors reasonably believe to be within the Person’s expertise or competence, or in relying in good faith upon other records of the Company.

(r)            Committees of Directors; Delegation of Authority to Individual Director.  The Directors may designate one or more committees, each of which shall be comprised of one or more Directors, and may designate one or more of the Directors as alternate members of any committee.  Except for matters that cannot be delegated to such a committee according to this Agreement, any such committee, to the extent provided in the resolution establishing it, shall have and may exercise all of the authority that may be exercised by the Directors.  Regular and special meetings of such committee shall be held in the manner designated by the Directors or, if not so designated, by such committee.  The Directors may dissolve any committee at any time.  In addition, the Directors may delegate to one or more Directors such authority and duties, and assign to them such titles, as the Directors may deem advisable.  Any such delegation may be revoked at any time by the Directors.  A majority of the members of a committee will constitute a quorum at a meeting of the committee.  No action may be taken absent a quorum.  At any meeting of a committee the act of a majority of the members who are present at such meeting at which a quorum is present will be the act of the committee.

(s)            Conflicts Committee.  The Directors will designate a Conflicts Committee composed entirely of three or more Independent Directors.  The Conflicts Committee shall perform such functions as may be appropriate, including meeting for the purpose of deciding on whether or not to grant a Special Approval pursuant to the terms of the Genesis Agreement.

(t)             Audit Committee.  The Directors shall designate an Audit Committee composed entirely of three or more Independent Directors.  The Audit Committee shall establish a written audit committee charter in accordance with the rules of the New York Stock Exchange as amended from time to time.

7.3           Officers.

(a)            Generally.

(i)             The Company may have such officers (the “Officers”) as the Board in its discretion may appoint including a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer, one or more Assistant Secretaries, and on or more Assistant Treasurers.  The Directors may, if they desire, elect or appoint additional officers as may be deemed necessary, and may further identify or describe the rights and duties of any one or more of the officers of the Company.  The Board shall not be responsible for any misconduct or negligence on the part of any such Officer appointed in good faith.  Any such Officers may, subject to the general direction of the Board, have responsibility for the management of the normal and customary day-to-day operations of the Company, and act as “agents” of the Company in carrying out such activities.  Any Officer may resign at any time.  Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Board.  The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

(ii)            The Officers need not be Members, Directors or residents of the State of Delaware.  Any two or more offices may be held by the same person.  An officer shall be deemed qualified when he enters upon the duties of the office to which he has been elected or appointed and furnishes any bond required by the Directors; but the Directors also may require his written acceptance and promise faithfully to discharge the duties of such office.

(iii)           Subject to the rights and obligations contained in any employment or similar agreement between the Company and an Officer, each Officer shall hold his office at the pleasure of the Directors or for such other period as the Directors may specify by agreement or otherwise at the time of his election or appointment, or until his death, resignation, replacement or removal by the Directors, whichever first occurs.

(iv)           The Directors from time to time also may appoint such other agents for the Company as they shall deem necessary or advisable, each of whom shall serve at the pleasure of the Directors or for such period as the Directors may specify, and shall exercise such powers, have such titles and perform such duties as shall be determined from time to time by the Directors or by an officer empowered by the Directors to make such determinations.

(b)            Removal.  The Board may remove any Officer or agent or member of a committee, and any employee, with or without cause at any time; provided, however, that such removal shall be without prejudice to the contractual rights, if any, of the Officer so removed.  Election or appointment of an Officer shall not of itself create contract rights.

(c)            Compensation.  The Officers shall receive compensation for their services as approved by the Directors.  To the extent the officers shall incur out-of-pocket costs and expenses in the course of their service hereunder, including the portion of their overhead reasonably allocable to Company activities, the officers shall be reimbursed for such costs and expenses by the Company.

(d)            Delegation of Authority to Hire, Discharge and Designate Duties.  The Directors from time to time may delegate to the Chief Executive Officer or other officer or executive employee of the Company, authority to hire, discharge, and fix and modify the duties, salary or other compensation of, employees of the Company under their jurisdiction, and the Directors may delegate to such officer or executive employee similar authority with respect to obtaining and retaining for the Company the services of attorneys, accountants, and other experts.

(e)            Chief Executive Officer.  In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the Members or of the Directors at which he may be present.  The Chief Executive Officer shall have such other duties, powers, and authority as may be prescribed in this Agreement or by resolutions adopted by the Directors.  The Directors may delegate such other authority and assign such additional duties to the Chief Executive Officer, other than those conferred by law exclusively upon the President, as they may from time to time determine, and, to the extent permissible by law, the Directors may confer on the Chief Executive Officer all of the powers otherwise conferred upon the President of the Company under Section 7.3(f) of this Agreement, or they may, from time to time, divide the responsibilities, duties, and authority for the general control and management of the Company’s business and affairs between the Chief Executive Officer and the President.  The Chief Executive Officer must be a United States citizen within the meaning of the Jones Act.

(f)            President.  Subject to any resolutions adopted by the Directors regarding the duties, powers and authority of the President, the President shall have such general executive powers and duties of supervision and management as usually are vested in the office of the president of a corporation, and he shall carry into effect all directions and resolutions of the Directors.  The President, in the absence of the Chairman of the Board and the Chief Executive Officer, shall preside at all meetings of the Members or of the Directors. Without limiting the generality of the foregoing:

(i)             The President may execute all bonds, notes, debentures, mortgages, and other contracts requiring a seal, under the seal of the Company, may cause the seal to be affixed thereto, and may execute all other instruments for and in the name of the Company.

(ii)            Unless the Directors otherwise provide, the President, or any person designated in writing by him, may (a) attend meetings of shareholders, partners or members of other companies to represent this Company thereat and to vote or take action with respect to interests of any such company owned by this Company in such manner as he or his designee may determine, and (b) execute and deliver waivers of notice and proxies for and in the name of this Company with respect to interests of any such company owned by this Company.

(iii)           He shall, unless the Directors otherwise provide, be an ex officio member of all standing committees.

(iv)           He shall have such other or further duties and authority as may be prescribed elsewhere in this Agreement or from time to time or by resolutions adopted by the Directors.

(g)            Vice Presidents.  In the absence, disability, or inability or refusal to act of the President, any Vice President may perform the duties and exercise the powers of the President, until the Directors otherwise provide.  Vice Presidents shall perform such other duties and have such other power and authority as shall from time to time be prescribed by resolutions adopted by the Directors.

(h)            The Secretary and Assistant Secretaries.  The Secretary shall attend all sessions of the Directors and all meetings of the Members, shall prepare minutes of all proceedings at such meetings, and shall preserve them in a minute book of the Company.  He shall perform similar duties for the executive and other standing committees when requested by the Directors or any such committee.  He shall see that all books, records, lists, and information, or duplicates, required to be maintained at the registered or other office of the Company in Delaware, or elsewhere, are so maintained.  He shall perform such other duties and have such other responsibility and authority as may be prescribed elsewhere in this Agreement or shall from time to time be prescribed by resolutions adopted by the Directors or by the Chief Executive Officer or President of the Company, under whose direct supervision he shall be.

Any Assistant Secretary, in the absence, disability, or inability or refusal to act of the Secretary, may perform the duties and exercise the powers of the Secretary until the Directors otherwise provide.  Assistant Secretaries shall perform such other duties and have such other authority as the Directors may from time to time prescribe.

(i)             The Treasurer and Assistant Treasurers.  The Treasurer shall have responsibility for the safekeeping of the funds and securities of the Company, shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall keep, or cause to be kept, all other books of account and accounting records of the Company.  He shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Directors or by any officer of the Company to whom such authority has been granted by the Directors.  He shall disburse, or permit to be disbursed, the funds of the Company as may be ordered, or authorized generally, by the Directors, and shall render to the Chief Executive Officer and President of the Company and the Directors, whenever they may require it, an account of all his transactions as Treasurer and of those under his jurisdiction, and of the financial condition of the Company.  He shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in this Agreement or from time to time by resolutions adopted by the Directors.  Without limiting the generality of the foregoing:

(i)             He shall, unless otherwise provided by the Directors, be the chief financial and accounting officer of the Company.

(ii)            If required by the Directors, he shall give the Company a bond in a sum and with one or more sureties satisfactory to the Directors for the faithful performance of the duties of his office and for the restoration to the Company, in the case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control which belong to the Company.

(iii)           Any Assistant Treasurer, in the absence, disability, or inability or refusal to act of the Treasurer, may perform the duties and exercise the powers of the Treasurer until the Directors otherwise provide.  Assistant Treasurers shall perform such other duties and have such other authority as the Directors may from time to time prescribe.

(j)             Duties of Officers May be Delegated.  If any Officer be absent or unable to act, or for any other reason that the Directors may deem sufficient, the Directors may delegate, for the time being, some or all of the functions, duties, powers, and responsibilities of any officer to any other officer, or to any other agent or employee of the Company or other responsible person, provided a majority of all the Directors concurs.

7.4           Members.  The Members in their capacity as such shall not have any power or authority to manage the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company.  To the fullest extent permitted by Law and notwithstanding any provision of this Agreement or any Transaction Document, no Member shall have any duty, fiduciary or otherwise, to the Company or any other Member in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement or any Transaction Document.  Except as otherwise expressly provided in this Agreement, Members shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company.  Any matter requiring the consent or approval of any of the Members pursuant to this Agreement shall be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the percentage of outstanding Membership Interests necessary to consent to or approve such action.  Prompt notice of such consent or approval shall be given by the Company to those Members who have not joined in such consent or approval.

7.5           No Fiduciary Duties.  THIS AGREEMENT, IS NOT INTENDED TO, AND DOES NOT, CREATE OR IMPOSE ANY FIDUCIARY DUTY OR LIABILITY ON ANY OF THE MEMBERS OR DIRECTORS OR ANY OTHER PERSON OR ENTITY AFFILIATED WITH ANY OF THE MEMBERS OR DIRECTORS.  SUBJECT TO THE THIRD TO LAST SENTENCE IN THIS SECTION 7.5, TO THE FULLEST EXTENT PERMITTED BY LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THERE SHALL NOT BE ANY DUTY, FIDUCIARY OR OTHERWISE, OWED BETWEEN THE MEMBERS (OR BY A MEMBER TO THE COMPANY), OR BY ANY OF THE DIRECTORS TO THE MEMBERS OR TO THE COMPANY THAT MAY BE IMPOSED BY LAW UPON A DIRECTOR OR MEMBER BY VIRTUE OF SUCH PERSON’S STATUS AS A “MANAGER” OR “MEMBER” (AS SUCH TERMS ARE USED IN THE ACT) OF A DELAWARE LIMITED LIABILITY COMPANY.  SUBJECT TO THE THIRD TO LAST SENTENCE IN THIS SECTION 7.5, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EACH OF THE MEMBERS ACKNOWLEDGES AND AGREES THAT EACH MEMBER, IN ITS CAPACITY AS A MEMBER, AND EACH DIRECTOR MAY DECIDE OR DETERMINE ANY MATTER SUBJECT TO THE APPROVAL OF SUCH MEMBER OR ANY SUCH DIRECTOR PURSUANT TO ANY PROVISION OF THIS AGREEMENT IN THE SOLE AND ABSOLUTE DISCRETION OF SUCH MEMBER OR ANY SUCH DIRECTOR, AND IN MAKING SUCH DECISION OR DETERMINATION SUCH MEMBER OR ANY SUCH DIRECTOR SHALL HAVE NO DUTY, FIDUCIARY OR OTHERWISE, TO ANY OTHER MEMBER OR TO THE COMPANY, IT BEING THE INTENT OF ALL MEMBERS THAT SUCH MEMBER, IN ITS CAPACITY AS A MEMBER, AND EACH DIRECTOR HAVE THE RIGHT TO MAKE SUCH DETERMINATION SOLELY ON THE BASIS OF ITS OWN INTERESTS OR THE INTERESTS OF THE MEMBER(S) THAT DESIGNATED SUCH DIRECTOR.  EACH OF THE COMPANY AND THE MEMBERS HEREBY AGREES THAT ANY CLAIMS AGAINST, ACTIONS, RIGHTS TO SUE, OTHER REMEDIES OR OTHER RECOURSE TO OR AGAINST THE MEMBERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND EACH DIRECTOR, FOR OR IN CONNECTION WITH ANY SUCH DECISION OR DETERMINATION, IN EACH CASE WHETHER ARISING IN COMMON LAW OR EQUITY OR CREATED BY RULE OF LAW, STATUTE, CONSTITUTION, CONTRACT (INCLUDING THIS AGREEMENT) OR OTHERWISE, ARE IN EACH CASE EXPRESSLY RELEASED AND WAIVED BY THE COMPANY AND EACH MEMBER, TO THE FULLEST EXTENT PERMITTED BY LAW, AS A CONDITION OF, AND AS PART OF THE CONSIDERATION FOR, THE EXECUTION OF THIS AGREEMENT AND ANY RELATED AGREEMENT, AND THE INCURRING BY THE MEMBERS OF THE OBLIGATIONS PROVIDED IN SUCH AGREEMENTS.  NOTHING HEREIN SHALL BE DEEMED TO ALTER THE CONTRACTUAL OBLIGATIONS OF A MEMBER TO ANOTHER MEMBER OR TO THE COMPANY PURSUANT TO THIS AGREEMENT.  IN MAKING SUCH EXPRESS WAIVER OF FIDUCIARY DUTIES, THE MEMBERS RECOGNIZE, ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF THIS AGREEMENT, TO THE EXTENT THAT THEY RESTRICT OR ELIMINATE THE DUTIES OR LIABILITIES OF A PARTICULAR PERSON OTHERWISE EXISTING AT LAW OR IN EQUITY, REPLACE SUCH DUTIES AND LIABILITIES EXISTING AT LAW OR IN EQUITY OF SUCH PERSON.  NOTHING CONTAINED IN THIS SECTION 7.5 IS INTENDED TO, OR SHALL, ELIMINATE, REDUCE OR ALTER IN ANY FASHION ANY FIDUCIARY OR OTHER DUTIES (IF ANY) OWED BY THE INDEPENDENT DIRECTORS TO HOLDERS OF THE EQUITY (OTHER THAN THE HOLDERS OF THE GENERAL PARTNER INTEREST) OF GENESIS, WHICH DUTIES, IF ANY, ARE INTENDED TO BE GOVERNED BY THE GENESIS AGREEMENT, AS CURRENTLY OR SUBSEQUENTLY AMENDED, TO THE EXTENT APPLICABLE.  NOTWITHSTANDING ANY OTHER TERMS OF THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, OR ANY OBLIGATION OR DUTY AT LAW OR IN EQUITY, AND, TO THE FULLEST EXTENT PERMITTED BY LAW, NONE OF THE DIRECTORS SHALL BE LIABLE TO THE COMPANY, ANY MEMBER OR ANY OTHER PERSON FOR ANY BREACH OF ANY FIDUCIARY OR OTHER DUTIES, WHETHER OR NOT CONTAINED IN THE GENESIS AGREEMENT.  NOTHING IN THIS SECTION 7.5 SHALL CREATE ANY DUTY OR LIABILITY THAT DOES NOT EXIST AT LAW OR IN EQUITY.

7.6           Amendment, Modification or Repeal.  Any amendment, modification or repeal of the second sentence of Section 7.4 or of Section 7.5 or any provision thereof shall be prospective only and shall not in any way affect the limitations on the liability under such provisions as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 8
OLD PRE-EFFECTIVE TIME LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1           Exculpation.  Directors and officers of the Company shall not be liable to the Company or its Members for monetary damages for an act or omission in the Director’s capacity as a Director or the officer’s capacity as an officer, as the case may be, relating to any action or omission occurring prior to the Old Effective Time except that this Section does not eliminate or limit the liability of a Director or officer to the extent the Director or officer is found liable for (i) an act or omission occurring prior to the Old Effective Time not in good faith that involves intentional misconduct or a knowing violation of the law; (ii) a transaction occurring prior to the Old Effective Time from which the Director or officer received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the respective Director’s or officer’s office; or (iii) an act or omission occurring prior to the Old Effective Time for which the liability of a Director or officer is expressly provided by an applicable statute.  Any repeal or amendment of this Section 8.1 by the Members shall be prospective only and shall not adversely affect any limitation on the liability of a Director or officer under this ARTICLE 8 existing at the time of such repeal or amendment.  In addition to the circumstances in which a Director or officer is not liable as set forth in the preceding sentences, a Director or officer shall not be liable for any act or omission occurring prior to the Old Effective Time to the fullest extent permitted by any provision of the statutes of Delaware hereafter enacted that further limits the liability of a manager or officer of a limited liability company.

8.2           Right to Indemnification.  Subject to the limitations and conditions as provided in this ARTICLE 8, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit or proceeding relating to any action or alleged action or failure to act or alleged failure to act occurring prior to the Old Effective Time, whether civil, criminal, administrative, arbitrative or investigative (hereinafter an “Old Pre-Effective Time Proceeding”), or any appeal in such an Old Pre-Effective Time Proceeding or any inquiry or investigation that could lead to such an Old Pre-Effective Time Proceeding, by reason of the fact that such Person, or another Person of whom such Person is the legal representative, is or was a Member and/or Director of the Company or while a Member and/or Director of the Company is or was serving at the request of the Company prior to the Old Effective Time as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment) against losses, damages, claims, demands, judgments, penalties (including excise and similar taxes and punitive damages), fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Old Pre-Effective Time Proceeding (collectively “Old Pre-Effective Time Indemnified Damages”), and indemnification under this ARTICLE 8 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this ARTICLE 8 shall be deemed contract rights, and no amendment, modification or repeal of this ARTICLE 8 shall have the effect of limiting or denying any such rights with respect to actions taken or Old Pre-Effective Time Proceedings arising prior to any such amendment, modification, or repeal. It is expressly acknowledged that the indemnification provided in this ARTICLE 8 could involve indemnification for negligence or under theories of strict liability.

8.3           Limitations.  No Member, Director or other Person (each, an “Old Pre-Effective Time Covered Person”) shall be entitled to be indemnified in respect of any Old Pre-Effective Time Indemnified Damages incurred by such Old Pre-Effective Time Covered Person by reason of (i) an act or omission of such Old Pre-Effective Time Covered Person that involves intentional misconduct or a knowing violation of the law, (ii) a transaction from which the Old Pre-Effective Time Covered Person received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such Old Pre-Effective Time Covered Person’s office, or (iii) an act or omission for which the liability of such Old Pre-Effective Time Covered Person is expressly provided by an applicable statute.  Any indemnity under this ARTICLE 8 by the Company shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

8.4           Advance Payment.  The right to indemnification conferred in this ARTICLE 8 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under this ARTICLE 8 who was, is or is threatened to be made a named defendant or respondent in a Pre-Effective Time Proceeding in advance of the final disposition of the Old Pre-Effective Time Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of an Old Pre-Effective Time Proceeding, shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this ARTICLE 8 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this ARTICLE 8 or otherwise.

8.5           Pre-Effective Time Indemnification of Officers, Employees and Agents.  The Company shall indemnify and advance expenses to an Officer of the Company for any matters relating to any action or alleged action or failure to act or alleged failure to act occurring prior to the Effective Time or an Old Pre-Effective Time Proceeding to the extent required to do so by the Act or other applicable Law, or any employment agreement with such Officer. The Company, by adoption of a resolution by the Board, may indemnify and advance expenses to such an Officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Members and/or Directors under this ARTICLE 8 or to such other extent as the Board of Directors deem advisable; and, the Company may indemnify and advance expenses to Persons who are not or were not Members and/or Directors, Officers, employees, or agents of the Company but who are or were serving at the request of the Company prior to the Old Effective Time as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of its status as such a Person to the same extent that the Company may indemnify and advance expenses to Members and/or Directors under this ARTICLE 8.

8.6           Appearance as a Witness.  Notwithstanding any other provision of this ARTICLE 8, the Company may pay or reimburse expenses incurred by a Member, Director or other Person indemnified pursuant to this ARTICLE 8  in connection with its appearance as a witness or other participation in an Old Pre-Effective Time Proceeding at a time when it is not a named defendant or respondent in the Old Pre-Effective Time Proceeding.

8.7           Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this ARTICLE 8 shall not be exclusive of any other right which a Member or Director, or other Person indemnified pursuant to this ARTICLE 8 may have or hereafter acquire under any Law, provision of this ARTICLE 8 or this Agreement, agreement, vote of Members, or otherwise.

8.8           Insurance.  The Company may maintain insurance to protect itself and any Pre-Effective Time Covered Person against any liability asserted against such Person and incurred by such Person or on such Person’s behalf whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this ARTICLE 8.

8.9           Member Notification.  To the extent required by Law, any indemnification of or advance of expenses to a Member in accordance with this ARTICLE 8 shall be reported in writing to the other Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12 month period immediately following the date of the indemnification or advance.

8.10         Savings Clause.  If this ARTICLE 8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member, Director, or any other Person indemnified pursuant to this ARTICLE 8 as to Old Pre-Effective Time Indemnified Damages, to the fullest extent permitted by any applicable portion of this ARTICLE 8 that shall not have been invalidated and to the fullest extent permitted by Law.

ARTICLE 9
OLD POST-EFFECTIVE TIME LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1           Limitation of Liability and Indemnification of the Covered Persons.

(a)            Notwithstanding any other terms of this Agreement or any Transaction Document, whether express or implied, or any obligation or duty at Law or in equity, and, to the fullest extent permitted by Law, none of the Covered Persons shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission in connection with the Company’s business (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of contract or breach of duties) taken or omitted by a Covered Person on or after the Old Effective Time, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement (including Section 7.5), such Covered Person acted in bad faith, engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such Covered Person’s conduct was unlawful.

(b)            Any Covered Person acting for, on behalf of or in relation to, the Company in respect of any transaction, any investment or any business decision or action or otherwise on or after the Old Effective Time shall be entitled to rely on the provisions of the Transaction Documents and on the advice of counsel, accountants and other professionals that is provided to the Company or such Covered Person, and such Covered Person shall not be liable to the Company or to any Member for such Covered Person’s reliance on any Transaction Document or such advice, provided, that there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement (including Section 7.5), such Covered Person acted in bad faith, engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such Covered Person’s conduct was unlawful.  The provisions of any Transaction Document, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at Law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such duties and liabilities existing at Law or in equity of such Covered Person.  This Section 9.1(b) does not create any duty or liability of a Covered Person that does not otherwise exist at Law or in equity.  Notwithstanding any provisions of Law or in equity to the contrary, whenever a Covered Person (other than a Independent Director) is permitted or required to make a decision on or after the Old Effective Time in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Covered Person shall be entitled to consider only such interests (including its own interests) and factors as it desires, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, the Members or any other person to the fullest extent permitted by applicable Law.

(c)            Each Covered Person (regardless of such person’s capacity and regardless of whether another Covered Person is entitled to indemnification) shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under applicable Law, from and against any and all loss, liability and expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager or Member) reasonably incurred or suffered by any such Covered Person on or after the Old Effective Time in connection with the activities of the Company on or after the Old Effective Time, provided, that such Covered Person shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Covered Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement (including Section 7.5), such Covered Person acted in bad faith, engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such Covered Person’s conduct was unlawful.  A Covered Person shall not be denied indemnification in whole or in part under this Section 9.1 because such Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(d)            Each Covered Person may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Covered Person acted in bad faith, engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such Covered Person’s conduct was unlawful.

(e)            NOTWITHSTANDING ANYTHING IN ANY TRANSACTION DOCUMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE COMPANY NOR ANY COVERED PERSON SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE BUSINESS OF THE COMPANY, THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH COVERED PERSON RELEASE EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.

(f)            The obligations of the Company to the Covered Persons provided in the Transaction Documents or arising under Law are solely the obligations of the Company, and no personal liability whatsoever shall attach to, or be incurred by, any Member or other Covered Person for such obligations, to the fullest extent permitted by Law.  The obligations of each Investor which was a Member provided in the Transaction Documents or arising under Law are solely the obligations of such Investor, and no personal liability whatsoever shall attach to, or be incurred by, any other Covered Person for such obligations, to the fullest extent permitted by Law.  Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under the Transaction Documents, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of the Transaction Documents and any related agreement, and the incurring by the Company or such Member of the obligations provided in such agreements.

(g)            Unless otherwise expressly provided in this Agreement, whenever a conflict of interest exists or arises between a Covered Person or any of its Affiliates, on the one hand, and the Company or another Member, on the other, any resolution or course of action by such Covered Person or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any other Transaction Document or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by the disinterested holders of a majority of the Membership Interests then outstanding, (ii) determined by such Covered Person in accordance with the provisions of Section 9.1(b) above to be on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iii) determined by such Covered Person in accordance with the provisions of Section 9.1(b) above to be fair and reasonable to the Company, taking into account the totality of the relationships among the parties involved (including other transactions that may be particularly favorable or advantageous to the Company).  If the resolution or course of action taken with respect to a conflict of interest is determined by the Board to satisfy either of the standards set forth in clauses (ii) or (iii) above, then it shall be presumed that, in making such decision, the Board acted in good faith, and in any proceeding brought by any Member or by or on behalf of such Member or any other Member or the Company challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(h)            Nothing in this Section 9.1 shall be deemed to limit or waive any rights that any Person has for breach of contract under the terms of the Transaction Documents; provided, however, that each Member acknowledges that it is not relying upon any other Member or any of such other Member’s Affiliates, or any of such other Member’s or such other Member’s Affiliates’ respective stockholders, partners, members, directors, officers or employees, in making its investment or decision to invest in the Company or in monitoring such investment.

(i)            The Members hereby acknowledge that certain of the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Quintana Entity and/or certain of its Affiliates.  The Members hereby agree that (i) the Company is the indemnitor of first resort (i.e., its obligations to any Covered Person are primary and any obligation of the Quintana Entity and its Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a particular Covered Person are secondary), (ii) the Company shall be required to advance the full amount of expenses incurred by a Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or the Certificate of Formation (or any other applicable agreement between the Company and a Covered Person), without regard to any rights a Covered Person may have against the Quintana Entity and its Affiliates, and (iii) the Company irrevocably waives, relinquishes and releases the Quintana Entity and its Affiliates from any and all claims against the Quintana Entity and its Affiliates for contribution, subrogation or any other recovery of any kind in respect of claims against the Company under Section 9.1.  The Members further agree that no advancement or payment by the Quintana Entity and its Affiliates on behalf of a Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company shall affect the foregoing and the Quintana Entity and its Affiliates shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.  The Quintana Entity and its Affiliates are express third party beneficiaries of the terms of this Section 9.1(i).

9.2           Indemnification of the Management Covered Persons.

(a)            The Company shall indemnify, to the full extent permitted by applicable Law, any Management Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding relating to an action or alleged action or failure to act or alleged failure to act occurring on or after the Old Effective Time, whether civil, criminal, administrative or investigative (each, an “Old Post-Effective Time Proceeding”) by reason of the fact that (x) such person is or was serving or has agreed to serve as a Manager or Officer of the Company on or after the Old Effective Time or (y) such person, while serving as a Manager or Officer of the Company, is or was serving or has agreed to serve at the request of the Company on or after the Old Effective Time as a director, officer, employee, manager or agent of another company, partnership, limited liability company, joint venture, trust or other enterprise or (z) such person is or was serving or has agreed to serve at the request of the Company on or after the Old Effective Time as a director, officer or manager of another company, partnership, limited liability company, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted by such person in such capacity on or after the Old Effective Time, and who satisfies the applicable standard of conduct set forth for the indemnification of an officer or director of a Delaware corporation under Section 145(a) or (b), as applicable, of the DGCL:

(i)             in an Old Post-Effective Time Proceeding other than an Old Post-Effective Time Proceeding by or in the right of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person or on such Person’s behalf in connection with such Post-Effective Time Proceeding and any appeal therefrom, or

(ii)            in a Post Effective Time Proceeding by or in the right of the Company to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by such Person or on such Person’s behalf in connection with the defense or settlement of such Post-Effective Time Proceeding and any appeal therefrom.

(b)            Section 9.2(a) does not require the Company to indemnify a Management Covered Person in respect of an Old Post-Effective Time Proceeding (or part thereof) instituted by such Person on his or her own behalf, unless such Old Post-Effective Time Proceeding (or part thereof) has been authorized by the Board or the indemnification requested is pursuant to the last sentence of Section 9.3.

9.3           Advance of Expenses.  The Company shall advance all expenses (including reasonable attorneys’ fees) incurred by a Covered Person or a Management Covered Person in defending any Old Post-Effective Time Proceeding prior to the final disposition of such Old Post-Effective Time Proceeding upon written request of such Person and delivery of an undertaking (which may be unsecured) by such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company; provided, however, that the Company shall not be obligated to advance expenses under this Section 9.3 to any Management Covered Person if the Board determines that such Management Covered Person has not satisfied the applicable standard of conduct set forth for the indemnification of an officer or director of a Delaware corporation under Section 145(a) or (b), as applicable, of the DGCL, as such may be amended from time to time.  The Company may authorize any counsel for the Company to represent (subject to applicable conflict of interest considerations) such Covered Person or Management Covered Person in any Old Post-Effective Time Proceeding, whether or not the Company is a party to such Old Post-Effective Time Proceeding.

9.4           Procedure for Indemnification.  Any indemnification or advance of expenses under this ARTICLE 9 shall be made only against a written request therefor submitted by or on behalf of the person seeking such indemnification or advance.  All expenses (including reasonable attorneys’ fees) incurred by such person in connection with successfully establishing such person’s right to indemnification or advance of expenses under this ARTICLE 9, in whole or in part, shall also be indemnified by the Company.

9.5           Contract Right; Non-Exclusivity; Survival.

(a)            The rights to indemnification and advance of expenses provided by this ARTICLE 9 shall be deemed to be separate contract rights between the Company and each Covered Person and Management Covered Person who serves in any such capacity at any time while these provisions are in effect, and no repeal or modification of any of these provisions shall adversely affect any right or obligation of such Covered Person or Management Covered Person existing at the time of such repeal or modification with respect to any state of facts then or previously existing or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts.

(b)            The rights to indemnification and advance of expenses provided by this ARTICLE 9 shall not be deemed exclusive of any other indemnification or advance of expenses to which a Covered Person or Management Covered Person seeking indemnification or advance of expenses may be entitled.

(c)            The rights to indemnification and advance of expenses provided by this ARTICLE 9 to any Covered Person or Management Covered Person shall inure to the benefit of the heirs, executors and administrators of such person.

9.6           Insurance.

(a)            The Company may maintain insurance to protect itself and any Covered Person against any liability asserted against such Person and incurred by such Person or on such Person’s behalf whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 9.1.  The Company may purchase and maintain insurance on behalf of any Management Covered Person, or any Management Covered Person who is or was serving at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person or on such Person’s behalf in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 9.2(a).

(b)            With respect to each Person who is a Director as of the Effective Time, so long as such Director shall continue to serve as a Director of the Company, the Company or Genesis shall maintain, and for six years thereafter so long as such Director shall be subject to any possible Old Post-Effective Time Proceeding or Old Pre-Effective Time Proceeding by reason of the fact that such Director was a Director or Officer of the Company shall cause such Director to be covered by, the policies of directors’ and officers’ liability insurance maintained by the Company or Genesis and their respective subsidiaries, as applicable, in effect as of the Effective Date, except that the Company and Genesis may substitute policies of at least the same coverage and amounts provided by established and reputable insurers containing terms and conditions which are not less advantageous to such Directors than the policies in effect as of the Effective Date; provided, that the Company and Genesis are not required to pay annual premiums in excess of 300% of the last annual premium paid by the Company or Genesis, as applicable, prior to the Effective Date.  Notwithstanding the foregoing, the Company and Genesis will have no obligation to obtain or maintain the insurance contemplated by this Section 9.6(b) if the Board determines in good faith that such insurance is not reasonably available.  The Company will promptly notify any affected Directors of any such determination not to provide insurance coverage.

9.7           Interpretation; Severability.  References to the Company in this ARTICLE 9 shall be deemed to be references to the Company and its Subsidiaries.  If this ARTICLE 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person or Management Covered Person of the Company as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this ARTICLE 9 that shall not have been invalidated.

ARTICLE 10
CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS

10.1         Financial Reports and Access to Information.  With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.

10.2         Maintenance of Books.  The Company shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records that are required to be maintained by applicable Law.

10.3         Accounts.  The Company shall establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Board may determine.  The Company may not commingle the Company’s funds with the funds of any Member or any Affiliate of a Member.

ARTICLE 11
TAXES

11.1         Tax Returns.  The Company shall prepare and timely file all U.S. federal, state and local and foreign tax returns required to be filed by the Company.

11.2         Tax Classification.  It is the intention of the Members that the Company be classified as a disregarded entity for U.S. federal income tax purposes.

ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION

12.1         Dissolution.

(a)            Subject to Section 12.1(b), the Company shall be liquidated and its affairs shall be wound up on the first to occur of the following events (each a “Liquidation Event”) and no other event shall cause the Company’s dissolution:

(i)             the consent of the Board in accordance with ARTICLE 7;

(ii)            at any time when there are no Members; and

(iii)           entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)            If the Liquidation Event described in Section 12.1(a)(ii) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued, if the requirements of Section 18-801 of the Act for the avoidance of dissolution are satisfied (a “Continuation Election”).

(c)            Except as otherwise provided in this Section 12.1, to the maximum extent permitted by the Act, the death, retirement, Resignation, expulsion, Bankruptcy or dissolution of a Member or the commencement or consummation of separation proceedings shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

12.2         Winding-Up and Termination.  On the occurrence of a Liquidation Event, unless a Continuation Election is made, the Board may select one or more Persons to act as liquidator or may itself act as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of winding up shall be borne as a Company expense, including reasonable compensation to the liquidator if approved by the Board.  Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board.  The steps to be accomplished by the liquidator are as follows:

(a)            as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations;

(b)            the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)            all remaining assets of the Company shall be distributed to the Members as follows:

(i)             the liquidator may sell any or all Company property, including to Members; and

(ii)            Company property shall be distributed among the Members in accordance with Section 5.1, and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, ninety (90) days after the date of the liquidation).

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 12.2.  The distribution of cash or property to the Members in accordance with the provisions of this Section 12.2 constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Members of its Membership Interests and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act.  To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

12.3         Certificate of Cancellation.  On completion of the distribution of Company assets as provided herein, the Board (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, and take such other actions as may be necessary to terminate the existence of the Company.  Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 13
GENERAL PROVISIONS

13.1         Offset.  Whenever the Company is to pay any sum to any Member, any amounts that such Member, in its capacity as a Member, owes the Company, whether pursuant to this Agreement or another Transaction Document, may be deducted from that sum before payment.

13.2         Notices.

(a)            Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i)             if to the Company, at the address of its principal executive offices; and

(ii)            if to a Member, to the address given for the Member on Schedule I hereto.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five (5) business days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the first (1st) business day after the date of deposit with the delivery service.

(b)            Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.3         Entire Agreement; Supersedure.  This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

13.4         Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.5         Amendment or Restatement.  Neither this Agreement (including any Exhibit or Schedule hereto) nor the Certificate may be amended, modified, supplemented or restated, nor may any provisions of this Agreement or the Certificate be waived, without the approval of the Board.

13.6         Binding Effect.  Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.  The rights under this Agreement may be assigned by a Member to a transferee of all or a portion of such Member’s Membership Interests transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Membership Interests so transferred.

13.7         Governing Law; Severability; Limitation of Liability.

(a)            THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b)            The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the federal courts of the State of Delaware and the Delaware Court of Chancery, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby (except as otherwise expressly provided in any employment agreement or non-competition and confidentiality agreement), and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 13.2.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)            In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control.  If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(d)            If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.8         Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

13.9         Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.

[Remainder of Page Left Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC,
its general partner

By:	/s/ Grant E. Sims
Name: Grant E. Sims
Title: Chief Executive Officer

[Signature Page – Second Amended and Restated Limited Liability Company Agreement (1 of 2)]

/s/ Robert C. Sturdivant
Robert C. Sturdivant, a Director, designated by the Quintana Entity, as attorney-in-fact for all other Members pursuant to the power of attorney granted pursuant to Section 14.5(b)

GENESIS ENERGY, LLC

By:	/s/ Robert C. Sturdivant
Name: Robert C. Sturdivant
Title: Chairman of the Board

[Signature Page – Second Amended and Restated Limited Liability Company Agreement (2 of 2)]

EXHIBIT A

DEFINED TERMS

“Acquisition” is defined in the recitals.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Additional Member” means any Person who acquires newly issued Membership Interests from the Company.

“Affiliate” means, when used with respect to a specified Person, any Person which (a) directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person, (b) is an officer, director, general partner, trustee or manager of such specified Person, or of a Person described in clause (a), or (c) is a Relative of such specified Person or of an individual described in clauses (a) or (b).

“Agreement” is defined in the recitals.

“Available Cash” means, with respect to any fiscal quarter, (a) all cash and cash equivalents of the Company at the end of such quarter, less (b) the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the Board to (i) provide for the proper conduct of the business of the Company subsequent to such quarter, (ii) comply with applicable law or any agreement or obligation, including reserves for: (1) payments of principal, interest, charges and fees pertaining to the Company’s indebtedness; (2) expenditures incurred incident to the usual conduct of the Company’s business; and (3) amounts reserved to meet the reasonable needs of the Company’s business.

“Bankruptcy” or “Bankrupt” means with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

Genesis Energy, LLC
Second Amended and Restated Limited Liability Company Agreement
Exhibit A-1

“Board” is defined in Section 7.1.

“Capital Contribution” means with respect to any Member, the amount of money and the initial fair market value of any property (other than money) contributed to the Company by such Member.  Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a limited liability company, partnership or other Person (other than a corporation), and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

“Certificate” means the Certificate of Formation of the Company, as amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.  All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Common Units – Class B” is defined in the Genesis Agreement.

“Company” means Genesis Energy, LLC, a Delaware limited liability company.

“Company Property” is defined in Section 7.1(b).

“Continuation Election” is defined in Section 12.1(b).

“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Conversion” is defined in the recitals.

“Covered Person” means any Member, Director or other Person entitled to indemnification under this Agreement.

“Davison Group” means James E. Davison, James E. Davison, Jr., Todd A. Davison, Steven K. Davison, and each of their transferees, successors and assigns.

“DGCL” means the Delaware General Corporation Law.

“DGM” is defined in the recitals.

“Director” is defined in Section 7.1.

Genesis Energy, LLC
Second Amended and Restated Limited Liability Company Agreement
Exhibit A-2

“Disposition,” including the correlative terms “Dispose” or “Disposed,” means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law) of Membership Interests (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Membership Interests is transferred or shifted to another Person.

“Effective Date” is defined in the preamble.

“Effective Time” is defined in the Merger Agreement.

“EIV Entity” means EIV Capital Fund LP, a Delaware limited partnership and its transferees, successors and assigns.

“First Amended and Restated LLC Agreement” is defined in the recitals.

“Genesis” means Genesis Energy, L.P., a Delaware limited partnership and any successor thereto.

“Genesis Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Genesis dated December 28, 2010, as amended or restated.

“Genesis Property” is defined in Section 7.1(b)(iii).

“Independent Director” means a non-employee Director who is independent of the Members and the management and operating executives of the Company, free from any relationship that would interfere with the exercise of his or her independent judgment, and who is “independent” under the rules or listing standards established by the New York Stock Exchange (or any other national securities exchange upon which the Company’s or Genesis’ equity or common units, respectively, are traded) and the Securities and Exchange Commission, if and to the extent applicable.

“Investors” means the Quintana-Related Entities, the Davison Group, the EIV Entity and each of their respective Affiliates (other than the Company and its Subsidiaries) and any Person who became a holder of Series A Units after the Old Effective Date and was designated an Investor by the Board.

“Jones Act” means the Merchant Marine Act of 1920, as amended.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign or international governmental authority or any political subdivision thereof and shall include, for the avoidance of doubt, the Act.

“Liquidation Event” is defined in Section 12.1(a).

Genesis Energy, LLC
Second Amended and Restated Limited Liability Company Agreement
Exhibit A-3

“Limited Partner” is as defined in the Genesis Agreement.

“Management Covered Person” means each Covered Person who is a current or former Officer of the Company or a Subsidiary of the Company.

“Member” means any Person (but not any Affiliate or entity in which such Person has an equity interest) executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company as of the date hereof.

“Membership Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member; and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.

“Merger” is defined in the recitals.

“Merger Agreement” is defined in the recitals.

“MergerCo” is defined in the recitals.

“Officer” means any Person designated as an officer of the Company as provided in Section 7.3, but such term does not include any Person who has ceased to be an officer of the Company.

“Old Effective Time” means the Effective Time of the QGA Merger.

“Old Post-Effective Time Proceeding” is defined in Section 9.2(a).

“Old Pre-Effective Time Covered Person” is defined in Section 8.3.

“Old Pre-Effective Time Indemnified Damages” is defined Section 8.2.

“Old Pre-Effective Time Proceeding” is defined in Section 8.2.

“Original LLC Agreement” is defined in the recitals.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“QGA” is defined in the recitals.

Genesis Energy, LLC
Second Amended and Restated Limited Liability Company Agreement
Exhibit A-4

“QGA Merger” is defined in the recitals.

“Quintana Entity” means Q GEI Holdings, LLC, and it transferees, successors and assigns.

“Quintana-Related Entity” means the Quintana Entity, Quintana Energy Partners I, L.P., Quintana Energy Partners II, L.P., QEP Management Co., L.P., QEP Management Co. GP, LLC, and any entity directly or indirectly Affiliated with such entities, including subsidiaries of such entities directly or indirectly controlled by the QCG, or such entities; investment vehicles to which investment management services are provided by any of them.

“Relative” means, with respect to any individual, (a) such individual’s spouse, (b) any direct descendant, parent, grandparent, great grandparent or sibling (in each case whether by blood or adoption), and (c) the spouse of an individual described in clause (b).

 “Resign, Resigning or Resignation” means the resignation, withdrawal or retirement of a Member from the Company as a Member.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Special Approval” is defined in the Genesis Agreement.

“Subsidiary” means (a) any corporation, partnership, limited liability company or other entity a majority of the Capital Stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company, (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner or (c) a limited liability company in which the Company or any director or indirect Subsidiary is a managing member or manager.

“Substituted Member” means any Person who acquires Membership Interests from a Member.

“Surviving Entity” is defined in the recitals.

“Transaction Documents” means this Agreement and each agreement attached as an Exhibit to this Agreement and the First Amended and Restated LLC Agreement (including any exhibit to any Exhibit).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

Genesis Energy, LLC
Second Amended and Restated Limited Liability Company Agreement
Exhibit A-5

“Unitholder Rights Agreement” means that certain Unitholder Rights Agreement among Genesis, the Company and the other parties thereto, dated as of July 25, 2007, as amended on October 15, 2007, and on the date hereof (as it may be further amended, modified or supplemented from time to time).

Genesis Energy, LLC
Second Amended and Restated Limited Liability Company Agreement
Exhibit A-6

SCHEDULE I

MEMBERS

Members	Membership Interest

Genesis Energy, L.P. 1919 Milam, Suite 2100 Houston, Texas 77002 Attn: Grant E. Sims Facsimile: (713) 860-2647	100%

Genesis Energy, LLC
Second Amended and Restated Limited Liability Company Agreement
Schedule I